Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of W.P. Carey Inc. of our report dated February 22, 2019 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in W.P. Carey Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018.

We also hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of W.P. Carey Inc. of our report dated March 14, 2018 relating to the financial statements and financial statement schedules of Corporate Property Associates 17 — Global Incorporated, which appears in the Current Report on Form 8-K/A filed by W.P. Carey on November 19, 2018.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

August 9, 2019